Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-258936) and Form S-8 (No. 333-259987) of Matterport, Inc. of our report dated February 27, 2024, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter discussed in the penultimate paragraph of Management's Annual Report on Internal Control Over Financial Reporting, as to which the date is November 22, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
November 22, 2024